EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Surna Announces Appointment of New CFO

July 10, 2018 – Boulder, Colorado – Surna Inc. (the “Company”) (OTCQB: SRNA) announced today that the Board of Directors (the “Board”) has appointed Mark E. Smiens as the Company’s Chief Financial Officer and Treasurer. Mr. Smiens (age 48) is a seasoned financial executive with over 25 years of experience in financial reporting, profit and loss responsibility, financial and operational strategy, and mergers and acquisitions in the manufacturing and distribution sectors. He has also managed areas outside of finance including sales, operations, human resources, and information technology.

Since August 2017, Mr. Smiens was the Chief Financial Officer of US Fence Solutions, LLC, a private equity-backed residential fencing company. From April 2015 to August 2017, he was the Chief Financial Officer of private equity-owned Wildcat Minerals, LLC, an oilfield services company which was sold to a public company in 2017.

From January 2010 to April 2015, Mr. Smiens was the Chief Financial Officer (North America) for SMA Solar Technology AG, a German publicly-traded company specializing in the manufacture and distribution of high-tech solar equipment. At SMA Solar Technology, he was a member of the North American executive management team where he was directly responsible for all general and administrative functions, including inside sales, customer service and contract management.

From 2007 to 2010, Mr. Smiens was the Finance Director (Worldwide Operations) for Advanced Energy, Inc., a publicly-traded, global high-tech equipment manufacturer with operations in the U.S., China, Germany, Korea, Japan and Taiwan.

Earlier in his career, Mr. Smiens held various controller-level positions with Lextron, Inc. (2004-2007), Veeco, Inc. (2000-2003), and United Agri Products (1992-2000).

Mr. Smiens holds an MBA from Colorado State University and obtained a B.S. in Accounting from the University of Northern Colorado. He is a Certified Public Accountant licensed in Colorado and a Certified Management Accountant.

Commentary from the Chief Executive Officer

“We are delighted to welcome Mark Smiens to the Surna executive management team,” stated Chris Bechtel, Chief Executive Officer. “We believe Mark will be able to make immediate contributions to the Company in financial reporting, operations and other areas. We are equally confident that Mark will provide the executive management leadership necessary as the Company improves its operating infrastructure and internal processes and controls, to support the Company’s anticipated growth,” added Mr. Bechtel.

About Surna Inc.

Surna Inc. (www.surna.com) designs, engineers and manufactures application-specific environmental control and air sanitation systems for commercial, state- and provincial-regulated indoor cannabis cultivation facilities in the U.S. and Canada. Our engineering and technical team provides energy and water efficient solutions that allow growers to meet the unique demands of a cannabis cultivation environment through precise temperature, humidity, light, and process controls and to satisfy the evolving code and regulatory requirements being imposed at the state and local levels.

Headquartered in Boulder, Colorado, we leverage our experience in this space in order to bring value-added climate control solutions to our customers that help improve their overall crop quality and yield as well as optimize the resource efficiency of their controlled environment (i.e., indoor and greenhouses) cultivation facilities. We have been involved in consulting, equipment sales and/or full-scale design for over 700 grow facilities since 2006 making us a trusted resource for indoor environmental design and control management for the cannabis industry.

Our customers have included small cultivation operations to licensed commercial facilities ranging from several thousand to more than 100,000 square feet. We have sold our equipment and systems throughout the U.S. and Canada as well as internationally in South Africa, Switzerland and the United Kingdom. Our revenue stream is derived primarily from supplying mechanical engineering services and climate and environmental control equipment to commercial indoor cannabis grow facilities. We also sell equipment to smaller cultivators who can purchase either directly from us, or from our authorized wholesalers or retailers. Though our customers do, we neither produce nor sell cannabis.

Forward Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect our current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in our Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to our SEC filings for a more detailed discussion of the risks and uncertainties associated with our business, including but not limited to the risks and uncertainties associated with our business prospects and the prospects of our existing and prospective customers; the inherent uncertainty of product development; regulatory, legislative and judicial developments, especially those related to changes in, and the enforcement of, cannabis laws; increasing competitive pressures in our industry; and relationships with our customers and suppliers. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Surna’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

Statement about Cannabis Markets

The use, possession, cultivation, and distribution of cannabis is prohibited by U.S. federal law. This includes medical and recreational cannabis. Although certain states have legalized medical and recreational cannabis, companies and individuals involved in the sector are still at risk of being prosecuted by federal authorities. Further, the landscape in the cannabis industry changes rapidly. This means that at any time the city, county, or state where cannabis is permitted can change the current laws and/or the federal government can supersede those laws and take prosecutorial action. Given the uncertain legal nature of the cannabis industry, it is imperative that investors understand that investments in the cannabis industry should be considered very high risk. A change in the current laws or enforcement policy can negatively affect the status and operation of our business, require additional fees, stricter operational guidelines and unanticipated shut-downs.

Surna Marketing

Jamie English
Director of Marketing
jamie.english@surna.com
(303) 993-5271